Exhibit 99.4

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE AT-THE-MARKET COMMON STOCK OFFERINGS]1

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated             , 20     )

$

Newtek Business Services Corp.

Common Stock

We have entered into an equity distribution agreement, dated [   ], 20[  ], with [   ] relating to the shares of common stock offered by this prospectus supplement and the accompanying prospectus. Newtek Business Services Corp. is an internally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Along with its controlled portfolio companies, Newtek provides a wide range of business services and financial products under the Newtek brand to the small- and medium-sized business (“SMB”) market. Newtek’s products and services include: Business Lending, Electronic Payment Processing, Managed Technology Solutions (Cloud Computing), eCommerce, Accounts Receivable Financing, The Secure Gateway, The Newtek AdvantageTM, Insurance Services, Web Services, Data Backup, Storage and Retrieval and Payroll, including SBA 7(a) lending, payroll.

As a BDC, our investment objective is to generate both current income and capital appreciation primarily through loans originated by our small business finance platform and our equity investments in certain portfolio companies that we control.

The equity distribution agreement provides that we may offer and sell shares of our common stock having an aggregate offering price of up to $[  ] from time to time through [  ], as our sales agent. Sales of our common stock, if any, under this prospectus supplement and accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 425 under the Securities Act of 1933, as amended, including sales made directly on the NASDAQ Capital Market or similar securities exchange or sales made to or through a market maker other than on an exchange, at prices related to the prevailing market prices or at negotiated prices.

Our sales agent will receive a commission from us equal to             % of the gross sales price of any shares of our common stock sold through              under the equity distribution agreement. Our sales agent is not required to sell any specific number or dollar amount of common stock, but will use its commercially reasonable efforts consistent with its sales and trading practices to sell the shares of our common stock offered by this prospectus supplement and the accompanying prospectus. See “Plan of Distribution” beginning on page [    ] of this prospectus supplement. The sales price per share of our common stock offered by this prospectus supplement and the accompanying prospectus, less our sales agent’s commission, will not be less than the net asset value per share of our common stock at the time of such sale.

Our common stock is traded on the NASDAQ Capital Market under the symbol “NEWT.” On             , 20    , the last reported sales price on the NASDAQ Capital Market for our common stock was $             per share. We are required to determine the net asset value per share of our common stock on a quarterly basis. Our net asset value per share of our common stock as of [                    ] was $[    ].

An investment in our common stock is subject to risks and involves a heightened risk of total loss of investment. In addition, the companies in which we invest are subject to special risks. For example, we invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” or “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. See “Risk Factors” beginning on page [ ] of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our common stock.

1 In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our common stock. Please read this prospectus supplement and the accompanying prospectus before investing and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). This information is available free of charge by contacting us by mail at 212 West 35th Street, 2nd Floor, New York, NY 10001, by telephone at (212) 356-9500 or on our website at http://www.thesba.com. The SEC also maintains a website at http://www.sec.gov that contains such information. Information contained on our website or on the SEC's website about us is not incorporated by reference into this prospectus supplement and the accompanying prospectus, and you should not consider that information contained on our website or on the SEC's website to be part of this prospectus supplement and the accompanying prospectus.

Prospectus Supplement dated              , 20 .

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
ABOUT THIS PROSPECTUS	[ ]
PROSPECTUS SUMMARY	[ ]
THE OFFERING	[ ]
FEES AND EXPENSES	[ ]
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	[ ]
SELECTED QUARTERLY FINANCIAL DATA	[ ]
RISK FACTORS	[ ]
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND PROJECTIONS	[ ]
USE OF PROCEEDS	[ ]
PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS	[ ]
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	[ ]
SENIOR SECURITIES	[ ]
BUSINESS	[ ]
PORTFOLIO COMPANIES	[ ]
MANAGEMENT	[ ]
EXECUTIVE COMPENSATION	[ ]
CERTAIN RELATIONSHIPS AND TRANSACTIONS	[ ]
SALES OF COMMON STOCK BELOW NET ASSET VALUE	[ ]
CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS	[ ]
REGULATION	[ ]
DETERMINATION OF NET ASSET VALUE	[ ]
DIVIDEND REINVESTMENT PLAN	[ ]
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	[ ]
DESCRIPTION OF OUR SECURITIES	[ ]
DESCRIPTION OF OUR CAPITAL STOCK	[ ]
DESCRIPTION OF OUR PREFERRED STOCK	[ ]
DESCRIPTION OF OUR SUBSCRIPTION RIGHTS	[ ]
DESCRIPTION OF OUR WARRANTS	[ ]
DESCRIPTION OF OUR DEBT SECURITIES	[ ]
PLAN OF DISTRIBUTION	[ ]
BROKERAGE ALLOCATION AND OTHER PRACTICES	[ ]
CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR	[ ]
LEGAL MATTERS	[ ]
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	[ ]
AVAILABLE INFORMATION	[ ]
INDEX TO FINANCIAL STATEMENTS	F-[ ]

ABOUT THIS PROSPECTUS SUPPLEMENT

Neither we nor                  has authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our financial condition, results of operations and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. Please carefully read this prospectus supplement and the accompanying prospectus together with any exhibits and the additional information described under “Available Information” and in the “Summary” and “Risk Factors” sections before you make an investment decision.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under ”Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus and the documents to which we have referred.

In November 2014, Newtek Business Services, Inc., (“Newtek NY”) including its subsidiaries and controlled portfolio companies, merged with and into Newtek Business Services Corp., a newly-formed Maryland corporation, for the purpose of reincorporating in Maryland and subsequently electing to be regulated as a BDC under the 1940 Act. Except where the context suggests otherwise, the terms “we,” “us,” “our,” “Company” and “Newtek” refer to Newtek Business Services, Inc. prior to the BDC Conversion (as defined below) and its successor, Newtek Business Services Corp. following the BDC Conversion. Unless otherwise specified, all per share data throughout this prospectus is adjusted for the 1 for 5 Reverse Stock Split effectuated on October 22, 2014 (as defined below).

In preparation for the BDC Conversion, as defined below, at a special meeting held on October 22, 2014 and pursuant to a proxy solicitation conducted by us, Newtek NY’s existing shareholders approved: (i) its merger with Newtek Business Services Corp. for the purpose of reincorporating from New York to Maryland; (ii) a reverse stock split, or the “Reverse Stock Split”; (iii) our ability to sell shares below our net asset value in one or more offerings; and (iv) the adoption of an equity compensation plan. The historical financial results included in this prospectus do not account for the Reverse Stock Split.

We consider small- and medium-sized businesses, which we refer to herein as “SMBs,” as companies having revenues between $1 million to $100 million.

We are an internally managed non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. We also intend to elect to be treated as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes, beginning with our 2015 tax year. We were formed to continue and expand the business of Newtek NY. We expect that our investments will typically be similar to the investments we made as prior to our reincorporation.

Overview

We are an internally managed BDC that is a leading national lender and that owns and controls certain portfolio companies (our “controlled portfolio companies,” as defined below) that provide a wide range of business and financial products to SMBs. In particular, we and our controlled portfolio companies provide comprehensive lending, payment processing, managed technology, personal and commercial insurance and payroll solutions to over 100,000 SMB accounts, across all industries. We have an established and reliable platform that is not limited by client size, industry type or location. As a result, we have a strong and diversified client base across every state in the U.S. and across a variety of different industries. In addition, we have developed a financial and technology based business model that enables us and our controlled portfolio companies to acquire and process our SMB clients in a very cost effective manner. This capability is supported in large part by NewTracker®, our patented prospect management technology software. We believe that this technology and low cost business model distinguishes us from our competitors.

We and our controlled portfolio companies operate as an integrated business with internal management. We focus on serving the SMB market, which we estimate to be over [   ] million businesses in the U.S. These businesses have historically been underserved by traditional financial institutions and typically lack the capital resources to build a competitive business and marketing infrastructure on their own. Further, in today’s economic climate, SMBs have particular difficulty obtaining capital from traditional lending sources. While we do not compete directly with alternative online lenders such as The Lending Club, Prosper.com, OnDeck Capital, Inc. and Kabbage Inc., we do provide similar financing solutions as an alternative to traditional lending. We believe there is significant demand for such alternative financing among SMBs. Our lending solutions and our controlled portfolio companies’ outsourced business solutions help clients manage and grow their businesses and compete effectively in today’s marketplace. We obtain our customers through referrals from various business partners, such as banks, insurance companies, credit unions and other affinity groups, as well as through our own direct sales force and advertising campaigns. We source, acquire, and process SMB customers without reliance on high cost sales staff and time consuming application processes, which is highly cost effective as it relies on advanced technology, primarily our proprietary and patented prospect management system, NewTracker®.

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In lending, we believe we are a leading capital provider to SMBs based on our loan volume of more than $[  ] million through approximately [   ] transactions since 2003 and we are currently the largest non-bank financial institution U.S. Small Business Administration (“SBA”) licensed lender under the federal Section 7(a) loan program based on annual origination volume. We originate loans through a variety of sourcing channels and, through a rigorous underwriting process, seek to achieve attractive risk-weighted returns. Our multi-faceted relationships with certain borrowers allows us to closely monitor their credit profile and take an active role in managing our investment. Further, our lending capabilities coupled with the broad outsourced business solutions of our controlled portfolio companies creates attractive cross-selling opportunities within our client base. We believe our business model creates powerful network effects which will help drive growth and operating leverage in our business. In addition, our SBA loans are structured so that the government guaranteed portion can be rapidly sold, which, coupled with on our historic ability to securitize the unguaranteed portions and assuming the continuation of current market conditions, allows us to quickly recover our principal and earn excess capital on each loan, usually in less than a year. We may in the future determine to retain the government guaranteed or unguaranteed portions of loans pending deployment of excess capital. During 2012, 2013, 2014 and through [   ], 20[   ], we have consistently been the largest non-bank and currently are the ninth largest SBA 7(a) lender in the country based on dollar volume of loans.

Our proprietary and patented technology platform which we make available to our controlled portfolio companies enables them to provide our clients with a real-time management solution that organizes all of a business’s critical transaction and economic, eCommerce and website traffic data on a smartphone, tablet, laptop or personal computer. This technology provides critical consumer and marketing intelligence, including data mining, and provides a range of differentiated solutions and analytical tools that may be easily customized and integrated within their clients’ existing business processes. It also provides clients with seamless connectivity to a payment and managed technology infrastructure that is secure, fully compliant and regularly updated with the latest capabilities, services and functionalities. The platform is highly scalable to facilitate growth and meet the needs of new clients and consists solely of cloud-based offerings.

Newtek and its controlled portfolio companies all use NewTracker®, our patented and proprietary technology for receiving, processing and monitoring prospective customers. This enables all operations to acquire SMB customers in a highly cost effective manner as it is all accomplished by skilled staff using state of the art technology without the need for high cost sales staff or applications processors. It also permits our referral partners to have a real time window into the back office processing of their referrals giving. The software automatically pre-populates any necessary forms or applications so the processing is efficient and also highly cost effective. Finally, it also identifies opportunities for the cross-sale of other Newtek products or services.

For the years ended December 31, 2012, 2013 and for the period January 1, 2014 through November 11, 2014, our revenue prior to the BDC Conversion was $131.1 million, $143.6 million and $131.8 million, respectively. In the same periods, our net income attributable to Newtek Business Services, Inc. was $5.6 million, $7.5 million and $3.3 million, respectively. Post BDC Conversion, for the period November 12, 2014 through December 31, 2014, and for the period ended [   ], our total investment income was $2.0 million and $[   ] million, respectively. In the same periods, the net increase in net assets was $681.0 thousand and $[   ] million, respectively.

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Corporate History

We merged with and into Newtek NY for the purpose of reincorporating the Company in the state of Maryland in anticipation and prior to the election by the Company to be regulated as a BDC under the 1940 Act (the “BDC Conversion”). In addition, on October 22, 2014, we effectuated a 1 for 5 Reverse Stock Split in order to attract institutional investors. As a result of the BDC Conversion, Newtek NY ceased to exist and the Company succeeded to Newtek NY’s operations as the sole surviving entity. Newtek NY’s officers and directors immediately before the BDC Conversion became the Company’s officers and directors. Following the BDC Conversion, and the Company’s subsequent election to be regulated as a BDC, the Company completed a public offering of 2.53 million shares of its common stock (including full exercise of the over-allotment) (the “Initial Follow-On Offering”), and was proud of the significant participation by institutional investors.

Set forth below is a diagram of our current organizational structure:

We used the net proceeds of the Initial Follow-On offering primarily to expand our SMB lending, make direct investments in portfolio companies in accordance with our investment objective and strategies described in this prospectus and for general corporate purposes. We believe that our transition to a BDC and RIC provides us with access to lower-cost capital and a business structure conducive to expanding our lending activities and assists in maximizing our value to shareholders by, among other things, permitting us to value our assets and controlled portfolio companies at fair value. As a BDC, we seek to generate both current income and capital appreciation primarily through loans originated by our small business finance platform and our equity investments in certain portfolio companies that we control. While our primary investment is making loans and providing business services to the SMB market through our controlled portfolio companies, we may also make opportunistic investments in larger or smaller companies. We expect to continue to grow our business organically, both directly and through our controlled portfolio companies, as we have historically. We expect to have the ability to increase our quarterly distributions to our stockholders over time as we invest the proceeds of this offering and increase the size of our investment portfolio.

Small Business Finance

Our portfolio consists of guaranteed and unguaranteed non-affiliate SBA loan investments that were made through our small business finance platform, comprised of Newtek Small Business Finance, Inc. (“NSBF”), a nationally licensed SBA lender. NSBF originates, sells and services loans to qualifying SMBs, which are partially guaranteed by the SBA. The small business finance platform also consists of Newtek Business Credit (“NBC”), a portfolio company, which provides receivables financing, including inventory and health care receivables and management services to SMBs which may obtain $10,000 to $2,000,000 per month through the sale of their trade receivables. In addition, NBC offers back office receivables services for SMBs, such as billing and cash collections. An additional wholly-owned portfolio company, Small Business Lending, Inc. (“SBL”), engages in third party loan servicing for SBA and non-SBA loans.

S-4

We are expanding our small business finance platform primarily by making senior secured loans through NSBF. NSBF is one of 14 SBA licensed Small Business Lending Corporations that provide loans nationwide under the federal Section 7(a) loan program (“SBA 7(a) loans”). NSBF has received preferred lender program (“PLP”) status, a designation whereby the SBA authorizes the most experienced SBA lenders to place SBA guarantees on loans without seeking prior SBA review and approval. PLP status allows NSBF to serve its clients in an expedited manner since it is not required to present applications to the SBA for concurrent review and approval. We believe our SBA license, combined with our PLP designation, provides us with a distinct competitive advantage over other SMB lenders that have not overcome these significant barriers-to-entry in our primary loan market. NSBF, along with our wholly-owned portfolio company, SBL, manages a portfolio of approximately $1.1 billion of SBA 7(a) loans, which as of [   ], 20[   ] includes approximately $[   ] million of SBA 7(a) loans that SBL services on behalf of third parties. NSBF originated approximately $[   ] million of SBA (a) loans during 20[   ]. We believe that we will continue to be introduced to a variety of high-quality investment opportunities through our existing loan sourcing channels and our controlled portfolio companies’ relationships with their clients, and that our transition to a BDC helps fuel the growth of our loan portfolio by providing us with better access to lower-cost capital. In October 2014 we amended our agreement with our warehouse lender, Capital One, N.A., to increase the line of credit available to support our SBA lending from $27 million to $50 million and extended the term to May 2018.

The SBA is an independent government agency that facilitates one of the nation’s largest source of SMB financing by providing credit guarantees for its loan programs. Under the SBA’s 7(a) lending program, a bank or other lender such as NSBF underwrites a loan between $50,000 and $5 million for a variety of general business purposes based on the SBA’s guidelines and the SBA provides a partial guarantee on the loan. Depending on the loan size, the SBA typically guarantees between 75% and 90% of the principal and interest due. The recoveries and expenses on the unguaranteed portions of these loans are shared pari passu between the SBA and the lender, which substantially reduces the loss severity on the unguaranteed portion of a loan for all SBA 7(a) loan investors. SBA 7(a) loans are typically between seven and 25 years in maturity, are four to five years in duration and bear interest at the prime rate plus a spread from 2.25% to 2.75%. Since the guaranteed portions of SBA 7(a) loans carry the full faith and credit of the U.S. government, lenders may, and frequently do, sell the guaranteed portion of SBA 7(a) loans in the capital markets, hold the unguaranteed portion and retain all loan servicing rights.

NSBF has a dedicated capital markets team that sells or securitizes the guaranteed and the unguaranteed portions of its SBA 7(a) loans. Historically, NSBF has sold the guaranteed portion of its originated SBA 7(a) loans within two weeks of origination and retained the unguaranteed portion until accumulating sufficient loans for a securitization. Since inception, NSBF has sold approximately $[   ] million of the SBA guaranteed portions of SBA 7(a) loans at premiums ranging from [   ]% to [   ]% of par value and typically any portion of the premium that was above [   ]% of par value was shared equally between NSBF and the SBA. In December 2010, NSBF launched its securitization program for unguaranteed portions of its SBA 7(a) loans and has successfully completed four securitization transactions with Standard & Poor’s AA or A ratings and attractive advance rates of approximately [   ]% of par value. NSBF intends to do additional securitizations in the future which may be on comparable although not necessarily identical terms and conditions. We may determine to retain the government guaranteed or unguaranteed portions of loans pending deployment of excess capital.

NSBF’s senior lending team has focused on making smaller loans, approximately $1.0 million or less, in order to maintain a diversified pool of loans that are dispersed both geographically and among industries, which limits NSBF’s exposure to regional and industry-specific economic downturns. Specifically as of [   ], 20[   ], NSBF’s loan portfolio consisted of [   ] loans originated across 50 states in [   ] different industries as defined by the North American Industry Classification System.

NSBF evaluates the credit quality of its loan portfolio by employing a risk rating system that is similar to the Uniform Classification System, which is the asset classification system adopted by the Federal Financial Institution Examinations Council. NSBF’s risk rating system is granular with multiple risk ratings in both the Acceptable and Substandard categories. Assignment of the ratings are predicated upon numerous factors, including credit risk scores, collateral type, loan to value ratios, industry, financial health of the business, payment history, other internal metrics/analysis, and qualitative assessments. Risk ratings are refreshed as appropriate based upon considerations such as market conditions, loan characteristics, and portfolio trends.

S-5

The weighted average term to maturity and weighted average interest rate of NSBF’s loan portfolio as of [   ], 20[   ] was [   ] years and [   ]%, respectively.

Using the origination platform and borrower relationships that we have developed over twelve years and our experience and knowledge with SBA 7(a) lending, we are developing a conventional lending platform that will be similar to the SBA 7(a) lending program in terms of high credit quality and rigorous underwriting, but without the SBA’s guarantee. To compensate for the lack of the SBA’s guarantee, we intend to charge higher, double-digit interest rates on our loans. By leveraging our infrastructure in this way, we believe we will be able to grow our lending business at a faster rate than we have done historically and potentially provide better returns to our shareholders.

Controlled Portfolio Companies

In addition to our debt investments in portfolio companies, either directly or through our small business finance platform, we also hold controlling interests in certain portfolio companies that, as of [   ], 20[   ], represented approximately [   ]% of our total investment portfolio. Specifically, we hold a controlling interest in SBL, NBC, Universal Processing Services of Wisconsin, LLC, d/b/a Newtek Merchant Solutions (“NMS”), CrystalTech Web Hosting, Inc. d/b/a/ Newtek Technology Solutions® (“NTS”), and Newtek Insurance Agency, LLC (“NIA”). In addition, one of our subsidiaries holds a controlling interest in PMTWorks Payroll, LLC, d/b/a Newtek Payroll Services (“NPS”). We refer to these entities, collectively, as our “controlled portfolio companies.” Our controlled portfolio companies provide us with an extensive network of business relationships that supplement our referral sources and that we believe will help us to maintain a robust pipeline of lending opportunities and expand our small business finance platform. Controlled portfolio companies that provide significant services include the following:

•	NMS markets credit and debit card processing services, check approval services and ancillary processing equipment and software to merchants who accept credit cards, debit cards, checks and other non-cash forms of payment. As of [ ], NMS provided services to approximately [ ]merchants. NMS’s merchant base consists of both eCommerce and brick-and-mortar clients and is principally focused on the SMB market, a segment that offers relatively attractive pricing margins and has been difficult for competitors to penetrate. For the year ended [ ], 20[ ], NMS, on a segment basis, generated $[ ] million of revenue and $[ ] million of income before taxes.

•

NTS provides website hosting, dedicated server hosting, cloud hosting, web design and development, internet marketing, e-commerce, data storage and backup, and other related services to more than [   ] business and customer accounts in [   ] countries. For the year ended [   ], 20[   ], NTS generated $[   ] million of revenue and $[   ] million of income before taxes.

•	NIA serves as a retail and wholesale brokerage insurance agency specializing in the sale of commercial and health/benefits lines insurance products to the SMB market as well as various personal lines of insurance. It is licensed in all 50 states.

•	NPS offers an array of industry standard and competitively priced payroll management, payment and tax reporting services to SMBs.

•	CDS, which does business as Newtek Business Credit (“NBC”) offers traditional factoring and receivables purchase services to SMBs as well as back office services, including inventory health care receivables such as billing and cash collections.

•	SBL engages in loan servicing activities for governmental agencies and other third party financial institutions.

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Our controlled portfolio companies combined with our lending platform provide us with a network of business relationships that allows to cross-sell our financing options and further establishes us as a “one-stop-shop” for SMBs.

The revenues that our controlled portfolio companies generate, after deducting operational expenses, may be distributed to us. As a BDC, our board of directors will determine quarterly the fair value of our controlled portfolio companies in a similar manner as our other investments. In particular, our investments in our controlled portfolio companies are valued using a valuation methodology that incorporates both the market approach (guideline public company method) and the income approach (discounted cash flow analysis). In following these approaches, factors that we may take into account in fair value pricing our investments include, as relevant: available current market data, including relevant and applicable market trading comparables, the portfolio company’s earnings and discounted cash flows, comparisons of financial ratios of peer companies that are public, and enterprise values, among other factors. In addition, the Company has engaged third party valuation firms to provide valuation consulting services for the valuation of certain controlled portfolio companies.

For our two largest affiliate investments, as of [  ], our valuation of NMS was approximately $[  ] million, which represents an enterprise value to LTM EBITDA multiple of[  ]x, and our valuation of NTS was approximately $[  ] million, which represents an enterprise value to LTM EBITDA multiple of [  ]x. Such valuations and multiples reflect our current assumptions, and future valuations will be determined by our board of directors with the assistance, in some instances, of a third party valuation firm.

Newtek Branding

We have developed our branded line of products and services to offer a full service suite of business and financial solutions for the SMB market. Newtek reaches potential customers through its integrated multi-channel approach featuring direct, indirect and direct outbound solicitation efforts. Although we continue to utilize and grow our primary marketing channel of strategic alliance partners, more recently, and consistent with our intent to elect to be regulated as a BDC, we have initiated a direct marketing strategy to SMB customers through our new “go to market” brand, The Small Business Authority ®. Through a coordinated radio and television advertising campaign built around this brand, and our web presence, www.thesba.com, we are establishing ourselves as a preferred provider of SMB financing and the services offered by our controlled portfolio companies. In addition, we supplement these efforts with extensive efforts to present the Company as the real authority on small businesses. We have developed the SB Authority Index®, a proprietary, multi-dimensional index of small business activity which we prepare and release monthly and which has appeared in numerous media outlets. We also conduct a Market Sentiment Survey each month on a topic which is or should be of vital concern to the SMB market and release these results each month. Finally, we are an approved contributor to the Forbes.com website and we frequently post content relevant to the SMB and wider business markets and our Chief Executive Officer is a frequent guest on various business related TV programs on the Fox, Fox Business News, CNN, CNBC and MSNBC networks. We market services through referrals from our strategic alliance partners such as AIG, Amalgamated Bank, Credit Union National Association, CTAA, EInsure, ENT Federal Credit Union, Randolph Brooks Federal Credit Union, Members First Federal Credit Union, The Hartford, Iberia Bank, Legacy Bank, Morgan Stanley Smith Barney, Navy Federal Credit Union, New York Community Bank, Pershing, Sterling National Bank and UBS Bank, among others, (using our patented NewTracker® referral management system) as well as direct referrals from our new web presence, www.thesba.com. Our NewTracker® referral system has a software application patent covering the systems and methods for tracking, reporting and performing processing activities and transactions in association with referral data and related information for a variety of product and service offerings in a business to business environment. This provides for security and transparency between referring parties and has been material in our ability to obtain referrals from a wide variety of sources. This patented system allows us and our alliance partners to review in real time the status of any referral as well as to provide real time compliance oversight by the respective alliance partner, which we believe creates confidence among the referred business client, the referring alliance partner and us. We own the NewTracker® patent, which is similar to but better than the system popularized by Salesforce.com, as well as all trademarks and other patented intellectual property used by us or our controlled portfolio companies.

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Additional referrals are obtained from individual professionals in geographic markets that have signed up to provide referrals and earn commissions through our BizExec and TechExec Programs. These individuals are traditionally information technology professionals, CPAs, independent insurance agents and sales and/or marketing professionals. In addition, electronic payment processing services are marketed through independent sales representatives and web technology and ecommerce services are marketed through internet-based marketing and third-party resellers. A common thread across all our business lines and of our controlled portfolio companies relates to acquiring customers at low cost and making strategic alliances primarily where we only pay fees for successful referrals. We seek to bundle our marketing efforts through our brand, our portal, our patented NewTracker® referral system, our new web presence as The Small Business Authority® and one easy entry point of contact. We expect that this approach will allow us to continue to cross-sell the financing services of our small business finance platform to customers of our controlled portfolio companies and build upon our extensive deal sourcing infrastructure. The compensation which we pay for referrals is consistent with industry practices.

Senior Lending Team and Executive Committee

The key members of our senior lending team, which includes Barry Sloane, Peter Downs, Susan Streich, David Leone, Robert Hawes, Gary Golden and Gary Taylor (our “senior lending team”), most of which have worked together for more than 10 years, and each have over 25 years of experience in finance-related fields. In particular, they have originated over $[  ] million of SBA 7(a) loans over the past [  ] years and currently manage a portfolio of approximately $[  ] billion of SBA 7(a) loans, which as of [  ] includes $[  ] million of SBA 7(a) loans that SBL services on behalf of third parties. These investment professionals have worked together to screen opportunities, underwrite new investments, and manage a portfolio of investments in SMBs through two recessions, a credit crunch, the dot-com boom and bust, and a historic, leverage-fueled asset valuation bubble. Each member brings a complementary component to a team well-rounded in finance, accounting, operations, strategy, business law and executive management.

Because we will be internally managed by our executive officers, which include Barry Sloane, Craig J. Brunet, Jennifer C. Eddelson, Matthew G. Ash, Michael A. Schwartz, and Peter Downs (our “executive committee”), under the supervision of our board of directors, and will not depend on a third party investment advisor, we will not pay investment advisory fees and all of our income will be available to pay our operating costs and to make distributions to our stockholders. Our executive committee will also oversee our controlled portfolio companies and, to the extent that we may make additional equity investments in the future, the executive committee will also have primary responsibility for the identification, screening, review and completion of such investments. We do not expect to focus our resources on investing in additional stand-alone equity investments, but may elect to do so from time to time on an opportunistic basis. Messrs. Sloane, Brunet, Downs and Ash have been involved together in the structuring and management of equity investments for the past ten years.

Market Opportunity

We believe that the limited amount of capital and financial products available to SMBs, coupled with the desire of these companies for flexible and partnership-oriented sources of capital and other financial products, creates an attractive investment environment for us to further expand our small business finance platform and overall brand. We believe the following factors will continue to provide us with opportunities to grow and deliver attractive returns to stockholders.

The SMB market represents a large, underserved market.  We estimate the SMB market to include over [   ] million businesses in the U.S. We believe that SMBs, most of which are privately-held, are relatively underserved by traditional capital providers such as commercial banks, finance companies, hedge funds and collateralized loan obligation funds. Further, we believe that such companies generally possess conservative capital structures with significant enterprise value cushions, as compared to larger companies with more financing options. While the largest originators of SBA 7(a) loans have traditionally been regional and national banks, during 2012, 2013, and 2014 and through [   ], NSBF was the largest, independent non-bank originator of SBA 7(a) loans by dollar volume and the ninth largest in the country. As a result, we believe we are well positioned to provide financing to the types of SMBs that we have historically targeted and we have the technology and infrastructure to do it cost effectively in all 50 states and across many industries.

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Recent credit market dislocation for SMBs has created an opportunity for attractive risk-weighted returns.  We believe the credit crisis that began in 2007 and the subsequent exit of traditional capital sources, such as commercial banks, finance companies, hedge funds and collateralized loan obligation funds, has resulted in an increase in opportunities for alternative funding sources such as our SMB lending platform. We believe that the reduced competition in our market and an increased opportunity for attractive risk-weighted returns positions us well for future growth. The remaining lenders and investors in the current environment are requiring lower amounts of senior and total leverage, increased equity commitments and more comprehensive covenant packages than was customary in the years leading up to the credit crisis. We do not expect a reversal of these conditions in the foreseeable future. In addition, while we anticipate originating a range of approximately $[   ] to $[   ] million of SBA 7(a) loans during [   ], we will select these loans from the large volume of loan proposals we annually receive.

Future refinancing activity is expected to create additional investment opportunities.  A high volume of financings completed between 2005 and 2008 will mature in the coming years. We believe this supply of opportunities coupled with limited financing providers focused on SMBs will continue to offer investment opportunities with attractive risk-weighted returns.

The increased capital requirements and other regulations placed on banks will reduce lending by traditional large financial institutions and community banks.  While many SMBs were previously able to raise debt financing through traditional large financial institutions, we believe this approach to financing will continue to be constrained for several years as implementation of U.S. and international financial reforms, such as Basel III, phase in and rules and regulations are promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act. We believe that these regulations will increase capital requirements and have the effect of further limiting the capacity of traditional financial institutions to hold non-investment grade loans on their balance sheets. As a result, we believe that many of these financial institutions have de-emphasized their service and product offerings to SMBs, which we believe will make a higher volume of deal flow available to us.

Increased demand for comprehensive, business-critical SMB solutions.  Increased competition and rapid technological innovation are creating an increasingly competitive business environment that requires SMBs to fundamentally change the way they manage critical business processes. This environment is characterized by greater focus on increased quality, lower costs, faster turnaround and heightened regulatory scrutiny. To make necessary changes and adequately address these needs, companies are focusing on their core competencies and utilizing cost-effective outsourced solutions to improve productivity, lower costs and manage operations more efficiently. Our controlled portfolio companies provide critical business solutions such as electronic payment processing, managed IT solutions, personal and commercial insurance services and full-service payroll solutions. We believe that each of these market segments are underserved for SMBs and since we are able to provide comprehensive solutions under one platform, we are well positioned to continue to realize growth from these product offerings.

Competitive Advantages

We believe that we are well positioned to take advantage of investment opportunities in SMBs due to the following competitive advantages:

•	Internally Managed Structure and Significant Management Resources. We are internally managed by our executive officers under the supervision of our board of directors and do not depend on an external investment advisor. As a result, we do not pay investment advisory fees and all of our income is available to pay our operating costs, which include employing investment and portfolio management professionals, and to make distributions to our stockholders. We believe that our internally managed structure provides us with a lower cost operating expense structure, when compared to other publicly traded and privately-held investment firms which are externally managed, and allows us the opportunity to leverage our non-interest operating expenses as we grow our investment portfolio. Our senior lending team has developed one of the largest independent loan origination and servicing platforms that focuses exclusively on SMBs.

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•	Business Model Enables Attractive Risk-Weighted Return on Investment in SBA Lending. Our loans are structured so as to permit rapid sale of the U.S. government guaranteed portions, often within weeks of origination, and the unguaranteed portions have been successfully securitized and sold, usually within a year of origination. The return of principal and premium may result in a very advantageous risk-weighted return on our original investment in each loan. We may determine to retain the government guaranteed or unguaranteed portions of loans pending deployment of excess capital.

•	State of the Art Technology. Our patented NewTracker® software enables us to board a SMB customer, process the application or inquiry, assemble necessary documents, complete the transaction and create a daily reporting system that is sufficiently unique as to receive a U.S. patent. This system enables us to identify a transaction, similar to a merchandise barcode or the customer management system used by SalesForce.com, then process the business transaction and generate internal reports used by management and external reports for strategic referral partners. It allows our referral partners to have digital access into our back office and follow on a real time, 24/7 basis the processing of their referred customers. This technology has been made applicable to all of the service and product offerings we make directly or through our controlled portfolio companies.

•	Established Direct Origination Platform with Extensive Deal Sourcing Infrastructure. We have established a direct origination pipeline for investment opportunities without the necessity for investment banks or brokers as well as broad marketing channels that allow for highly selective underwriting. Over the past twelve years, the combination of our brand, our portal, our patented NewTracker® technology, and our new web presence as The Small Business Authority® have created an extensive deal sourcing infrastructure. Although we pay fees for loan originations that are referred to us by our alliance partners, our non-commissioned investment team works directly with the borrower to assemble and underwrite loans. We rarely invest in pre-assembled loans that are sold by investment banks or brokers. As a result, we believe that our unique national origination platform allows us to originate attractive credits at a low cost. In [ ] we expect to fund between $[ ] to $[ ] million of loans during the year, based on the large volume of loan proposals we expect to receive in 20[ ]. We anticipate that our principal source of investment opportunities will continue to be in the same types of SMBs to which we currently provide financing. Our executive committee and senior lending team will also seek to leverage their extensive network of additional referral sources, including law firms, accounting firms, financial, operational and strategic consultants and financial institutions, with whom we have completed investments. Our current infrastructure and expansive relationships should continue to enable us to review a significant amount of high quality, direct (or non-brokered) investment opportunities.

•	Experienced Senior Lending Team with Proven Track Record. We believe that our senior lending team is one of the leading capital providers to SMBs. Since we acquired NSBF in 2003 through [ ], NSBF has invested in excess of $[ ] million in [ ] transactions. We intend to use a portion of the net proceeds of this offering to expand the financing activities of NSBF, our small business finance platform. Our senior lending team has expertise in managing the SBA process and has managed a diverse portfolio of investments with a broad geographic and industry mix. While our primary focus is to expand the debt financing activities of NSBF in SBA 7(a) loans, our executive committee also has substantial experience in making debt and equity investments through our Capcos. Since 1999 through [ ]the Capcos have invested an aggregate of $[ ] million in [ ]transactions.

Flexible, Customized Financing Solutions for Seasoned, Smaller Businesses.  While our primary focus as a BDC is to expand NSBF’s lending by providing SBA 7(a) loans to SMBs, we also seek to offer SMBs a variety of attractive financing structures, as well as cost effective and efficient business services, to meet their capital needs through our subsidiaries and controlled portfolio companies. In particular, offer larger loans, between $5.0 – $15.0 million each, than available with the SBA guarantee, but with a higher interest rate to compensate for the increased risk. Unlike many of our competitors, we believe we have the platform to provide a complete package of service and financing options for SMBs, which allows for cross-selling opportunities and improved client retention. We expect that a large portion of our capital will be loaned to companies that need growth capital, acquisition financing or funding to recapitalize or refinance existing debt facilities. Our lending will continue to focus on making loans to SMBs that:

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•	have 3 to 10 years of operational history;

•	significant experience in management;

•	credit worthy owners who provide a personal guarantee for our investment;

•	show a strong balance sheet including primarily real estate to collateralize our investments; and

•	show sufficient cash flow to be able to service the payments on our investments comfortably.

We generally seek to avoid investing in high-risk, early-stage enterprises that are only beginning to develop their market share or build their management and operational infrastructure with limited collateral.

•	Disciplined Underwriting Policies and Rigorous Portfolio Management. We pursue rigorous due diligence of all prospective investments originated through our platform. Our senior lending team has developed an extensive underwriting due diligence process, which includes a review of the operational, financial, legal and industry performance and outlook for the prospective investment, including quantitative and qualitative stress tests, review of industry data and consultation with outside experts regarding the creditworthiness of the borrower. These processes continue during the portfolio monitoring process, when we will conduct field examinations, review all compliance certificates and covenants and regularly assess the financial and business conditions and prospects of portfolio companies. We are also a Standard & Poor’s rated servicer for commercial loans and our exceptional servicing capabilities with a compact timeline for loan resolutions and dispositions has attracted various third-party portfolios. For example, since the banking crisis in 2009, SBL has been the sole servicer on behalf of the Federal Deposit Insurance Corporation (“FDIC”) for its portfolio of approximately $[ ] million in SBA 7(a) loans from institutions taken over by the FDIC. SBL also services a portfolio of approximately $[ ] million of SBA 7(a) loans and other loans for several commercial banks as of [ ].

Business Development Company Conversion

On October 22, 2014, we effectuated the 1-for-5 Reverse Stock Split. In conjunction with the completion of the Initial Follow-On Offering, we merged with and into Newtek Business Services Corp., a newly-formed Maryland corporation, for the purpose of reincorporating in Maryland and we elected to be regulated as a BDC under the 1940 Act in the BDC Conversion. In connection with our intention to elect RIC status in 2015, we anticipate that our board of directors will declare a special dividend in 2015 of approximately $4.50 per share (assuming approximately 10.0 million shares outstanding prior to this offering), which will be paid partially in cash and partially in our common shares, with such composition to be determined by our board of directors. The actual amount of the special dividend, is subject to authorization by our board of directors and there is no assurance it will equal $4.50 per share and can be materially less than $4.50 per share. As of [   ], our net asset value per common share was approximately $[   ]. On [   ], the Board declared a $[   ] per share distribution offering, We expect our average quarterly distributions during our first full year of operations as a BDC to be equal to approximately $[   ] per share. We expect the special dividend will be paid in the latter part of 2015.

As a BDC, we are required to meet regulatory tests, including the requirement to invest at least 70% of our gross assets in “qualifying assets.” Qualifying assets generally include debt or equity securities of private or thinly traded public U.S. companies and cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less. In addition, as a BDC, we are not be permitted to incur indebtedness unless immediately after such borrowing we have an asset coverage for total borrowings of at least 200% (i.e., the amount of debt may not exceed 50% of the value of our total assets). See “Regulation.”

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In connection with our election to be regulated as a BDC, beginning with our 2015 tax year, we intend to elect to be treated for U.S. federal income tax purposes, and intend to qualify annually, as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our stockholders. To obtain and maintain our RIC tax treatment, we must meet specified source-of-income and asset diversification requirements and distribute annually at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any. See “Price Range of Common Stock and Distributions” and “Material U.S. Federal Income Tax Considerations.”

Summary Risk Factors

The value of our assets, as well as the market price of our shares, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. Investing in Newtek involves other risks, including the following:

•	Throughout our 16 year history we had never operated as a BDC until we converted on November 12, 2014.

•	We are dependent upon our senior lending team and our executive committee for our future success and if we are unable to hire and retain qualified personnel or if we lose any member of our senior lending team or our executive committee, our ability to achieve our investment objective could be significantly harmed.

•	We operate in a highly competitive market for investment opportunities which could reduce returns and result in losses.

•	Our portfolio may lack company diversification, which may subject us to a risk of significant loss if one or more of these companies defaults on its obligations under any of its debt instruments.

•	Our portfolio may be concentrated in a limited number of industries, which may subject us to a risk of significant loss if there is a downturn in a particular industry in which a number of our investments are concentrated.

•	Investing in SMBs involves a high degree of risk and our financial results may be affected adversely if one or more of our significant portfolio investments defaults on its loans or fails to perform as we expect.

•	The lack of liquidity in our investments may adversely affect our business.

•	An extended disruption in the capital markets and the credit markets could impair our ability to raise capital and negatively affect our business.

•	We may borrow money, which would magnify the potential for loss on amounts invested and may increase the risk of investing in us.

•	As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage as well as the inability to raise such funds when needed.

There will be uncertainty as to the value of our portfolio investments.

•	We may experience fluctuations in our quarterly and annual results.

•	We will be subject to corporate-level income tax on all of our income if we are unable to qualify as a RIC under the Code, which would have a material adverse effect on our financial performance.

•	Regulations governing our operation as a BDC will affect our ability to raise additional capital and the way in which we do so.

•	The market price of shares of our common stock may decline below our net asset value per share.

•	Our common stock price may be volatile and may decrease substantially.

•	We may not be able to pay you distributions, our distributions may not grow over time and a portion of our distributions may be a return of capital.

•	We have identified material weaknesses in our internal control over financial reporting during 2012. Future internal control deficiencies could impact the accuracy of our financial results or prevent the detection of fraud.

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•	Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.

•	We have specific risks associated with making SBA 7(a) loans as set forth below.

Operating and Regulatory Structure

The Company is a Maryland corporation that is an internally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. As a BDC, we are required to meet regulatory tests, including the requirement to invest at least 70% of our gross assets in “qualifying assets.” Qualifying assets generally include securities of private or thinly traded U.S. companies and cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less. See “Regulation.” In addition, we intend to elect to be treated for U.S. federal income tax purposes, and intend to qualify annually thereafter, as a RIC under the Code. See “Material U.S. Federal Income Tax Considerations.”

Our Corporate Information

Our principal executive offices are located at 212 West 35th Street, 2nd Floor, New York, New York 10001, our telephone number is (212) 356-9500 and our website may be found at http://www.thesba.com. Information contained in our website is not incorporated by reference into this prospectus supplement, and you should not consider that information to be part of this prospectus supplement.

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THE OFFERING

Common Stock Offered by us	Shares of our common stock having an aggregate offering price of $ .

Manner of Offering	“At the market” offering that may be made from time to time through , as sales agent using commercially reasonable efforts. See “Plan of Distribution.”

Use of Proceeds

If we sell shares of our common stock with an aggregate offering price of $ million, we anticipate that our net proceeds, after deducting sales agent commissions and estimated expenses payable by us, will be approximately $ million. We plan to use the net proceeds from the sale of our common stock pursuant to this prospectus supplement and the accompanying prospectus to increase our lending activities in SBA 7(a) loans through NSBF, and for new investments in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes. We will also pay operating expenses and may pay other expenses such as due diligence expenses of potential new investments, as well as fund all or a portion of the special dividend, from the net proceeds from the sale of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Proceeds not immediately used for new investments will be invested in cash, cash equivalents, U.S. government securities and other high-quality investments that mature in one year or less from the date of the investment. These securities may have lower yields than the types of investments we would typically make in accordance with our investment objective and, accordingly, may result in lower distributions, if any during such period. See “Use of Proceeds”.

NASDAQ Capital Market Symbol	“NEWT”

Distributions	We intend to pay quarterly distributions to our stockholders out of assets legally available for distribution. The quarterly distributions, if any, will be determined by our board of directors. The distributions we pay to our stockholders in a year may exceed our taxable income for that year and, accordingly, a portion of such distributions may constitute a return of capital for U.S. federal income tax purposes. The specific tax characteristics of our distributions will be reported to stockholders after the end of the calendar year. See “Price Range of Common Stock and Distributions” in the accompanying prospectus.

Taxation	We intend to elect to be treated for U.S. federal income tax purposes, beginning with our 2015 tax year, and intend to qualify annually, as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level federal income taxes on any ordinary income or capital gains that we distribute to our stockholders. To obtain and maintain our RIC tax treatment, we must meet specified source-of-income and asset diversification requirements and distribute annually at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any. See “Price Range of Common Stock and Distributions” and “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

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Dividend Reinvestment Plan	We have adopted an “opt out” dividend reinvestment plan. If your shares of common stock are registered in your own name, your distributions will automatically be reinvested under our dividend reinvestment plan in additional whole and fractional shares of common stock, unless you “opt out” of our dividend reinvestment plan so as to receive cash dividends by delivering a written notice to our dividend paying agent. If your shares are held in the name of a broker or other nominee, you should contact the broker or nominee for details regarding opting out of our dividend reinvestment plan. Stockholders who receive distributions in the form of stock will be subject to the same federal, state and local tax consequences as stockholders who elect to receive their distributions in cash. See “Dividend Reinvestment Plan” in the accompanying prospectus.

Trading	Shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset value. The risk that our shares may trade at a discount to our net asset value is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our shares will trade above, at or below net asset value. As of [ ], 20[ ], our common stock closed at a [ ]% premium to our net asset value of $[ ] per share as of [ ], 20[ ].

Leverage	As of [ ], 20[ ], we had an aggregate of $[ ] million of debt outstanding, including $[ ] million outstanding under our $[ ] million credit facility with Capital One, National Association (the “Credit Facility”), and securitization notes payable of $[ ] million. We may seek additional forms of leverage and borrow funds to make investments, including before we have fully invested the proceeds of this offering. As a result, we will be exposed to the risks of leverage, which may be considered a speculative investment technique. The use of leverage magnifies the potential for loss on amounts invested and therefore increases the risks associated with investing in our securities. The costs associated with our borrowings are borne by our common stockholders.We expect to continue to use leverage to make investments. As a result, we may continue to be exposed to the risks of leverage, which include that leverage may be considered a speculative investment technique. The use of leverage magnifies the potential for gain and loss on amounts we invest and therefore, indirectly, increases the risks associated with investing in shares of our common stock. See “Risk Factors” in the accompanying prospectus.

Certain Anti-Takeover Provisions	Our charter and bylaws, as well as certain statutory and regulatory requirements, contain certain provisions that may have the effect of discouraging a third party from making an acquisition proposal for us. These anti-takeover provisions may inhibit a change in control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price for our common stock. See “Description of Our Capital Stock” in the accompanying prospectus.

Available Information

We have filed with the SEC a registration statement on Form N-2 together with all amendments and related exhibits under the Securities Act. The registration statement contains additional information about us and the shares of common stock being offered by this prospectus supplement and the accompanying prospectus.

We are required to file periodic reports, current reports, proxy statements and other information with the SEC. This information is available at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549 and on the SEC’s website at http://www.sec.gov. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. This information is also available free of charge by contacting us at Newtek Business Services Corp., 212 West 35th Street, 2nd Floor, New York, New York 10001, by telephone at (212) 356-9500 or on our website athttp://www.thesba.com. Information contained on our website or on the SEC’s website about us is not incorporated into this prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus.

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FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that many of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you,” “us” or “Newtek,” or that “we” will pay fees or expenses, the Company will pay such fees and expenses out of our net assets and, consequently, you will indirectly bear such fees or expenses as an investor in Newtek Business Services Corp. However you will not be required to deliver any money or otherwise bear personal liability or responsibility for such fees or expenses.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)	[ ]	(1)
Offering expenses borne by us (as a percentage of offering price)	[ ]	(2)
Dividend reinvestment plan fees	[ ]	(3)

Total stockholder transaction expenses (as a percentage of offering price)	[ ]	%
Annual expenses (as a percentage of net assets attributable to common stock):
Base management fee	[ ]	%(4)
Interest payments on borrowed funds	[ ]	%(5)
Other expenses	[ ]	%(6)
Acquired funds fees and expenses	None	%(7)
Total annual expenses	[ ]	(8)

(1)	Represents the commission with respect to the shares of our common stock being sold in this offering, which we will pay to in connection with sales of shares of our common stock effected by in this offering. There is no guaranty that there will be any sales of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

(2)	The offering expenses of this offering are estimated to be approximately $ .

(3)	The expenses of the dividend reinvestment plan are included in "other expenses."

(4)	“Operating expenses” represents an estimate of our annual operating expense. We do not have an investment advisor. We are internally managed by our executive officers under the supervision of our board of directors. As a result, we do not pay investment advisory fees. Instead we pay the operating costs associated with employing investment management professionals.

(5)	“Interest Payments on Borrowed Funds” represents estimated interest and fee payments on borrowed funds by annualizing our actual interest, fees and other debt-related expenses incurred for the year ended December 31, 2014, including our Credit Facility, bank notes payable and securitization notes payable

(6) “Other expenses” include expenses related to our DRIP plan.

(7) We have no current intention to invest in the securities of other investment companies. However, we are permitted to make such investments in limited circumstances under the 1940 Act. If we were to make such investments, we would incur fees and our stockholders would pay two levels of fees. As we have no current expectation of making any such investments, any estimate of the amount of such fees would be highly speculative.

(8) The holders of shares of our common stock indirectly bear the cost associated with our annual expenses.

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Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our borrowings and annual operating expenses would remain at the levels set forth in the table above. See Note 6 below for additional information regarding certain assumptions regarding our level of leverage.

	1 Year		3 Years		5 Years		10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$	[ ]	$	[ ]	$	[ ]	$	[ ]

The example and the expenses in the table above should not be considered a representation of future expenses, and actual expenses may be greater or less than those shown.

While the example assumes, as required by the applicable rules of the SEC, a 5.0% annual return, our performance will vary and may result in a return greater or less than 5.0%.  Further, while the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, generally determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the dividend payment date, which may be at, above or below net asset value. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.

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CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus supplement and the accompanying prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about the Company, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	our ability to obtain exemptive relief from the SEC to co-invest and to engage in joint restructuring transactions or joint follow-on investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate or repay their borrowings, which could lead to the loss of some or all of our investments in such portfolio companies;

•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•	interest rate volatility could adversely affect our results, particularly if we use leverage as part of our investment strategy; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement, in the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement of the accompanying prospectus supplement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” in the accompanying prospectus and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the respective dates of this prospectus supplement and the accompanying prospectus. However, we will update this prospectus supplement and the accompanying prospectus to reflect any material changes to the information contained herein. The forward-looking statements and projections contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended.

S-18

USE OF PROCEEDS

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act, including sales made directly on the NASDAQ Capital Market or similar securities exchange or sales made to or through a market maker other than on an exchange, at prices related to the prevailing market prices or at negotiated prices. There is no guaranty that there will be any sales of or common stock pursuant to this prospectus supplement and the accompanying prospectus. Actual sales, if any, of our common stock under this prospectus supplement and the accompanying prospectus may be less than as set forth in this paragraph depending on, among other things, the market price of our common stock at the time of any such sale. As a result, the actual net proceeds we receive may be more or less than the amount of net proceeds estimated in this prospectus supplement. However, the sales price per share of our common stock offered by this prospectus supplement and the accompanying prospectus, less our sale agent’s commission, will not be less than the net asset value per share of our common stock at the time of such sale. If we sell shares of our common stock with an aggregate offering price of $[ ] million, we anticipate that our net proceeds, after deducting sales agent commissions and estimated expenses payable by us, will be approximately $[ ] million.

We intend to use the net proceeds from the sale of our securities pursuant to this prospectus supplement to increase our SBA 7(a) lending activity and make direct investments in portfolio companies (including, from time to time, acquiring controlling interests in portfolio companies) in accordance with our investment objectives and strategies described in this prospectus supplement. We will also pay operating expenses and may pay other expenses such as due diligence expenses of potential new investments, as well as fund all or a portion of the special dividend, from the net proceeds from the sale of our securities pursuant to this prospectus supplement. We are continuously identifying, reviewing and, to the extent consistent with our investment objective, funding new investments. As a result, we typically raise capital as we deem appropriate to fund such new investments.

We anticipate that substantially all of the net proceeds of any offering of our securities will be used for the above purposes within six to nine months from the consummation of the offering, depending on the availability of appropriate investment opportunities consistent with our investment objective and market conditions. We cannot assure you we will achieve our targeted investment pace. We expect that it may take more than three months to invest all of the net proceeds of an offering of our securities, in part because investments in private companies often require substantial research and due diligence.

Pending such investments, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities and other high-quality temporary investments that mature in one year or less from the date of investment. These securities may have lower yields than the types of investments we would typically make in accordance with our investment objective and, accordingly, may result in lower distributions, if any, during such period. See “Regulation — Temporary Investments” in the accompanying prospectus for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

S-19

PLAN OF DISTRIBUTION

                                      is acting as our sales agent in connection with the offer and sale of shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Upon written instructions from us,              will use its commercially reasonable efforts consistent with its sales and trading practices to sell, as our sales agent, our common stock under the terms and subject to the conditions set forth in our equity distribution agreement with              dated             , 20    . We will instruct              as to the amount of common stock to be sold by it. We may instruct              not to sell common stock if the sales cannot be effected at or above the price designated by us in any instruction. The sales price per share of our common stock offered by this prospectus supplement and the accompanying prospectus, less              commission, will not be less than the net asset value per share of our common stock at the time of such sale. We or              may suspend the offering of shares of common stock upon proper notice and subject to other conditions.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act, including sales made directly on the NASDAQ Capital Market or similar securities exchange or sales made to or through a market maker other than on an exchange at prices related to the prevailing market prices or at negotiated prices.

                                      will provide written confirmation of a sale to us no later than the opening of the trading day on the NASDAQ Capital Market following each trading day in which shares of our common stock are sold under the equity distribution agreement. Each confirmation will include the number of shares of common stock sold on the preceding day, the net proceeds to us and the compensation payable by us to              in connection with the sales.

                                      will receive a commission from us equal to         % of the gross sales price of any shares of our common stock sold through              under the equity distribution agreement. We estimate that the total expenses for the offering, excluding compensation payable to              under the terms of the equity distribution agreement, will be approximately $            .

Settlement for sales of shares of common stock will occur on the              trading day following the date on which such sales are made, or on some other date that is agreed upon by us and              in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report at least quarterly the number of shares of our common stock sold through              under the equity distribution agreement and the net proceeds to us.

In connection with the sale of the common stock on our behalf,              may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of              may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to              against certain civil liabilities, including liabilities under the Securities Act.

The offering of our shares of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all common stock subject to the equity distribution agreement or (ii) the termination of the equity distribution agreement. The equity distribution agreement may be terminated by us in our sole discretion under the circumstances specified in the equity distribution agreement by giving notice to             . In addition,              may terminate the equity distribution agreement under the circumstances specified in the equity distribution agreement by giving notice to us.

S-20

Potential Conflicts of Interest

                                      and its affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement.                                  and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities,                          and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company.                      and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The principal business address of                      is                     .

S-21

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, District of Columbia. Certain legal matters in connection with the securities offered hereby will be passed upon for the sales agent by             ,             ,             ..

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Include information regarding the Company’s independent registered public accounting firm to the extent required to be disclosed by applicable law or regulation.]

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the shares of common stock offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the shares of common stock being offered by this prospectus supplement and the accompanying prospectus.

We maintain a website at www.thesba.com and intend to make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through our website. Information contained on our website is not incorporated into this prospectus, and you should not consider information on our website to be part of this prospectus. You may also obtain such information by contacting us in writing at 212 West 35th Street, 2nd Floor, New York, New York 10001. The SEC maintains a website that contains reports, proxy and information statements and other information we file with the SEC atwww.sec.gov. Copies of these reports, proxy and information statements and other information may also be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102. Information contained on our website or on the SEC’s website about us is not incorporated into this prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus.

S-22

$[            ]

Newtek Business Services Corp.

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT